Exhibit 99.1

EDDY W. HARTENSTEIN TO SERVE AS

NON-EXECUTIVE CHAIRMAN OF SIRIUS XM BOARD OF DIRECTORS

NEW YORK – November 12, 2009 – SIRIUS XM Radio (NASDAQ: SIRI) today announced that Gary Parsons has resigned as a director and Chairman of the company’s Board of Directors. The company’s Board of Directors has appointed Eddy W. Hartenstein, an independent director, to serve as non-executive Chairman.

“I could not be more proud of everything that has been accomplished in satellite radio,” said Gary Parsons. “It has been a true honor to serve the stockholders of these companies since founding through delivery of an unparallel service to millions of loyal and devoted subscribers. While it has been a privilege to serve SIRIUS XM as Chairman and to have guided the company successfully through the merger of SIRIUS and XM, I believe now is the right time to step aside. As SIRIUS XM, we have achieved significant synergies while bringing together two incredibly talented teams and unique service offerings. Moreover, despite the challenging economic environment, we have begun to generate positive cash flow and have substantially improved our financial condition. While challenges remain, I’m confident that under the direction of Mel Karmazin and with the assistance of Eddy Hartenstein, SIRIUS XM will continue to grow and flourish.”

Parsons was founder of XM Satellite Radio and was the Chairman of XM Satellite Radio, prior to the merger of SIRIUS and XM.

Mr. Hartenstein said, “It is a great honor to have been appointed to the position of Chairman by my fellow Directors. For several years I have worked closely with the Board, Mel and the rest of the management team and I look forward to assisting the company in this role. Gary leaves big shoes to fill. His understanding of our industry and our technology is impressive, as is his vision for what this exciting service can offer our subscribers. SIRIUS XM is an extraordinary company that is well positioned for success as it maintains and builds on its strong position in the months and years ahead.”

Mel Karmazin, SIRIUS XM's Chief Executive Officer, said, “As Chairman of the Board, Gary has very effectively steered our company in the right direction, through our merger and beyond. He is a true pioneer; he believed in the promise of satellite radio before there were subscribers, programming or even satellites. I want to thank Gary for his vision, expertise and tireless commitment to SIRIUS XM. We greatly appreciate his many contributions and wish him all the best in all his future endeavors. I am also looking forward to working closely with Eddy in his new role. As an independent director, he will bring an important new perspective to the Chairmanship; a perspective that our stockholders will benefit from.”

“The Board is delighted that Eddy W. Hartenstein has agreed to step into the role of Chairman,” said James F. Mooney, Chairman of the company’s Nominating and

Corporate Governance Committee. “The Board is committed to following “best practices” in governance matters, including the selection of an independent director as Chairman of the Board of Directors. Eddy is a strong voice of independence on the Board, and his existing role on the Board will also allow for a seamless transition.”

As a result of Mr. Parsons’ resignation, SIRIUS XM is in compliance with NASDAQ’s independent director requirements for continued listing.

Eddy W. Hartenstein has been a director of SIRIUS XM since July 2008. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM Satellite Radio Holdings Inc. In August 2008, Mr. Hartenstein was named Publisher and CEO of the Los Angeles Times and continues in that capacity. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. from December 2003 until his retirement in December 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, The City of Hope and Broadcom, Inc.

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About SIRIUS XM Radio

SIRIUS XM Radio is America's satellite radio company delivering to subscribers commercial-free music channels, premier sports, news, talk, entertainment, and traffic and weather.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Rosie O’Donnell, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, Bob Edwards, Chris “Mad Dog” Russo, Jimmy Buffett, The Grateful Dead, Willie Nelson, Bob Dylan and Tom Petty. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR® and major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Wal-Mart and independent retailers.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our substantial indebtedness; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the useful life of our satellites; our dependence upon automakers and other third parties; our competitive position versus other forms of audio and video entertainment; and general economic conditions. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in

SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2008 and XM’s Annual Report on Form 10-K for the year ended December 31, 2008, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

G-SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip

212 584 5289

william.prip@siriusxm.com

Hooper Stevens

212 901 6718

hooper.stevens@siriusxm.com

Media:

Patrick Reilly

212 901 6646

patrick.reilly@siriusxm.com